Exhibit 5.1
November 16, 2010
Stone Energy Corporation
625 East Kaliste Saloom Rd.
Lafayette, Louisiana 70508
Ladies and Gentlemen:
     We have acted as counsel to Stone Energy Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (i) by the Company (the “Offering”) of $100,000,000 aggregate principal amount of its 8.625% Senior Notes due 2017 (the “Notes”), which are fully and unconditionally guaranteed by Stone Energy Offshore, L.L.C., a Delaware limited liability company (“Stone Offshore”), and by certain of the Company’s future restricted subsidiaries (the “Subsidiary Guarantors”), pursuant to the Underwriting Agreement dated November 12, 2010, among the Company, Stone Offshore and the underwriters named therein (the “Underwriting Agreement”), and (ii) by Stone Offshore of the guarantees (the “Guarantees”) of the Notes. The Notes and the Guarantees are referred to collectively herein as the “Securities.”
     The Securities have been offered for sale pursuant to (i) a preliminary prospectus supplement, dated November 12, 2010, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on November 12, 2010, to a base prospectus dated May 18, 2009 (the “Base Prospectus”), which base prospectus was included in a Registration Statement on Form S-3 (Registration No. 333-158998) (the “Registration Statement”), which Registration Statement became effective on May 18, 2009, which preliminary prospectus supplement was supplemented by a pricing term sheet dated November 12, 2010, filed with the Commission on November 12, 2010, and (ii) a final prospectus supplement, dated November 12, 2010, filed with the Commission pursuant to Rule 424(b) on November 15, 2010, to the Base Prospectus (the Base Prospectus, as so amended and supplemented by the final prospectus supplement, the “Prospectus”).
     The Securities are to be issued pursuant to an Indenture (the “Base Indenture”), dated as of January 26, 2010, among the Company, Stone Offshore and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston	New York, NY 10103-0040
London Moscow New York Palo Alto Shanghai Tokyo Washington	Tel +1.212.237.0000 Fax +1.212.237.0100 www.velaw.com

November 16, 2010 Page 2
the First Supplemental Indenture (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), dated as of January 26, 2010, among the Company, Stone Offshore and the Trustee.
     We have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, (ii) the Certificate of Formation of Stone Offshore and the Limited Liability Agreement of Stone Offshore, (iii) certain resolutions adopted by the Board of Directors of the Company and the sole member of Stone Offshore relating to the offer and sale of the Notes and the Guarantees and related matters, (iv) the Registration Statement, (v) the Prospectus, (vi) the Base Indenture and the Supplemental Indenture and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have also reviewed such questions of law as we have deemed necessary or appropriate.
     As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company and Stone Offshore.
     In connection with the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters named therein.
     Based upon such examination and review and the foregoing assumptions, we are of the opinion that when the Notes have been duly executed and issued by the Company and duly authenticated by the Trustee and paid for by the underwriters as contemplated by the Underwriting Agreement:

November 16, 2010 Page 3
     (1) the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity, and will be entitled to the benefits of the Indenture; and
     (2) the Guarantees will constitute valid and binding obligations of Stone Offshore, enforceable against Stone Offshore in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity, and will be entitled to the benefits of the Indenture.
     We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.
     The foregoing opinions are limited to the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the laws of the State of New York and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.